Exhibit 99.1

Third Harmonic Bio Announces Fourth Quarter and Full Year 2024 Financial Results

Recently presented THB335 Phase 1 data support advancement into Phase 2 clinical trial in chronic spontaneous urticaria (CSU)

Strategic alternatives process underway to maximize value creation across all assets in the company

Strong financial position with cash and cash equivalents totaling $285.1 million as of December 31, 2024

SAN FRANCISCO, CA, March 27, 2025 (GLOBE NEWSWIRE) -- Third Harmonic Bio, Inc. (Nasdaq: THRD), a biopharmaceutical company focused on advancing the next wave of medicine for inflammatory diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024.

THB335 Phase 1 Clinical Results

In February 2025, the Company reported results from its Phase 1 SAD (n=48) and 14-day MAD (n=32) clinical trial in healthy volunteers, which evaluated the safety and tolerability, pharmacokinetics and pharmacodynamics of THB335, a potent and selective oral small molecule inhibitor of KIT. MAD dose levels evaluated were once daily 21mg, 41 mg, 82 mg, and 164 mg. The full Phase 1 clinical results were presented as a poster presentation at the American Academy of Allergy, Asthma & Immunology (AAAAI)/World Allergy Organization (WAO) Joint Congress on Sunday, March 2, 2025.

THB335 Program Next Steps

The Company intends to continue THB335 development activities through the first half of 2025 to prepare for the initiation of a 12-week, placebo-controlled Phase 2 study in CSU by mid-year 2025. Key near-term activities include completion of ongoing subchronic toxicology studies and submission of regulatory filings to position THB335 for Phase 2 initiation.

Corporate Strategic Outlook

In parallel with THB335 Phase 2 readiness activities, Third Harmonic Bio has initiated a process to identify opportunities to maximize shareholder value through a strategic transaction and/or business combination.

In February 2025, the Company halted all non-THB335 related research and discovery activities and undertook a reduction in workforce of approximately 50%.

As of December 31, 2024, Third Harmonic Bio had a strong financial position with cash and cash equivalents totaling $285.1 million. The Company continues to manage the business in a capital efficient manner while preparing for Phase 2 readiness by mid-year 2025. The Company estimates it will have cash and cash equivalents in a range of approximately $262 million to $267 million on June 30, 2025.

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $285.1 million as of December 31, 2024. Based on the Company’s current operating plan, and subject to its strategic review process, Third Harmonic Bio believes that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements through at least 2026 and estimates that it will have cash and cash equivalents in the range of approximately $262 million to $267 million as of June 30, 2025.

R&D Expenses: Research and development (R&D) expenses increased to $10.5 million for the three months ended December 31, 2024, from $5.9 million for the same period in 2023. R&D expenses for the year ended December 31, 2024 increased to $36.5 million, from $24.0 million for the same period in 2023. The increases were primarily due to increased spend related to the THB335 program and increased personnel-related expenses, partially offset by decreases in development costs relating to the termination of the THB001 program.

G&A Expenses: General and administrative (G&A) expenses increased to $5.9 million for the three months ended December 31, 2024, from $4.5 million for the same period in 2023. G&A expenses for the year ended December 31, 2024 increased to $22.4 million, from $20.0 million for the same period in 2023. The increases were primarily attributable to increased personnel-related expenses, including stock-based compensation.

Net Loss: Net loss for the three months ended December 31, 2024, increased to $13.1 million from a net loss of $6.8 million for the same period in 2023. Net loss for the year ended December 31, 2024, increased to $45.5 million from a net loss of $30.8 million for the same period in 2023, primarily due to increases in operating expenses related to THB335 program and personnel-related expenses, partially offset by increases in interest income.

About Third Harmonic Bio, Inc.

Third Harmonic Bio is a clinical-stage biopharmaceutical company focused on advancing the next wave of medicine for dermal, respiratory, and gastrointestinal inflammatory diseases through the development of novel, highly selective, small-molecule inhibitors of KIT, a cell surface receptor that serves as the master regulator of mast cell function and survival. Early clinical studies demonstrate that KIT inhibition has the potential to revolutionize the treatment of a broad range of mast-cell-mediated inflammatory diseases. Third Harmonic Bio’s lead product candidate, THB335, is a titratable, oral, small molecule inhibitor that the Company is preparing for potential initiation of a Phase 2 clinical trial for the treatment of chronic spontaneous urticaria. For more information, please visit the Third Harmonic Bio website at www.thirdharmonicbio.com.

Forward-Looking Statement

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected timing for clinical trials, progress of the clinical trials and the availability of clinical data from such trials, and regulatory submissions for THB335, planned clinical and development activities and timelines, Third Harmonic Bio’s estimated cash runway and cash balance as of June 30, 2025, Third Harmonic Bio’s strategic review process, the Company’s ability to enter into any agreements or transactions in connection with the exploration of potential strategic transactions, or if entered into, that any such agreements or transactions will be successful or on attractive terms. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to Third Harmonic Bio’s cash forecasts, ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, our ability to protect our intellectual property, the timing and results of preclinical and clinical trials, changes to laws or regulations, market conditions, geopolitical events, and further impacts of pandemics or health epidemics, that could cause actual results to differ materially from what Third Harmonic Bio expects. Further information on potential risk factors that could affect Third Harmonic Bio’s business and its financial results are detailed under the heading “Risk Factors” included in Third Harmonic Bio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on March 27, 2025, and in Third Harmonic Bio’s other filings filed from time to time with the SEC. Third Harmonic Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:

Chris Murphy

cmurphy@thirdharmonicbio.com

Media Contact:

Lori Murray
lori.murray@thirdharmonicbio.com

Exhibit 99.1

THIRD HARMONIC BIO, INC.

Condensed consolidated balance sheet data

(Unaudited)

(In thousands)

	December 31, 2023	December 31, 2024
Assets
Cash and cash equivalents	$269,070	$285,063
Other current assets	3,376	5,475
Non-current assets	5,265	4,070
Total assets	$277,711	$294,608
Liabilities
Current liabilities	$5,418	$7,109
Non-current liabilities	3,208	2,349
Total liabilities	8,626	9,458
Stockholders' equity	269,085	285,150
Total liabilities and stockholders' equity	$277,711	$294,608

THIRD HARMONIC BIO, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of, except per share and share amounts)

	Year Ended December 31,
	2023	2024
Operating expenses:
Research and development	$23,964	$36,500
General and administrative	19,990	22,372
Total operating expenses	43,954	58,872
Loss from operations	43,954	58,872
Other (income) expense, net	(13,130)	(13,403)
Net loss	$30,824	$45,469

Net loss per share of common stock, basic and diluted	$0.78	$1.09
Weighted-average common stock outstanding, basic and diluted	39,645,392	41,730,464